AGREEMENT FOR SERVICE

THIS AGREEMENT FOR SERVICE (this "Agreement") dated this 8th day of April, 2009

BETWEEN

C$ cMoney, Inc.
P. O. Box 572335, Houston, Texas, 77257
(the "Customer")
OF THE FIRST PART

- AND -

Global 1 Enterprises, Inc.
 18914 Callepine Lane, Tomball, Texas, 77377
(the "Service Provider")
OF THE SECOND PART

BACKGROUND:
A.	The Customer is of the opinion that the Service Provider has the necessary qualifications, experience and abilities to provide services to the Customer.

B.	The Service Provider is agreeable to providing such services to the Customer on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Services Provided
1.
The Customer hereby agrees to engage the Service Provider to provide the Customer with services (the "Services") consisting of office equipment, office facilities, technical support, contract drafting, website management and all other operations that relate to the day to day operations of ongoing business entity. Further, Global 1 will provide transportation and fees associated with the costs of any vehicle used by an officer or director of C$ cMoney, Inc. Global 1 will provide all utilities and office supply costs for the C$ cMoney, Inc. to operate as a business for profit. Global 1 will provide health care coverage for the contract employees of C$ cMoney, Inc. until such time the contract is terminated or the employees are provided insurance directly via C$ cMoney, Inc.. The Services will also include any other tasks which the parties may agree on. The Service Provider hereby agrees to provide such Services to the Customer.

Term of Agreement
2.
The term of this Agreement will begin on the date of this Agreement and will remain in full force and effect for 5 years from the date of the Agreement, subject to earlier termination as provided in this Agreement, with the said term being capable of extension by mutual written agreement of the parties.

3.	In the event that either party wishes to terminate this Agreement, that party will be required to provide a notice period of (30) days.

4.
Except as otherwise provided in this Agreement, the obligations of the Service Provider will terminate upon the earlier of the Service Provider ceasing to be engaged by the Customer or the termination of this Agreement by the Customer or the Service Provider.

Performance
5.	The parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

Compensation
6.
For the services rendered by the Service Provider as required by this Agreement, the Customer will pay to the Service Provider compensation amounting to $3461.88 per month. The compensation may be adjusted on a monthly basis by mutual agreement of the companies depending on the addition of expenses under this contract by Global 1 and those items to be provided at the request of C$ cMoney, Inc.

7.	This compensation will be payable on a monthly basis, while this Agreement is in force.

8.	The Customer is entitled to deduct from the Service Provider's compensation any applicable deductions and remittances as required by law.

Additional Compensation
9.
In addition to the above compensation, the Service Provider will be entitled to the following compensation for performing the Services: Any special projects will be billed separately by invoice from Global 1 and due and payable immediately upon receipt..

Provision of Extras
10.
The Customer agrees to provide, for the use of the Service Provider in providing the Services, the following extras: C$ cMoney, Inc. will provide access to its developers for the product and these developers are Soprano and (SCP) Strategic Consulting Partnerships, both located in Sydney, Australia and all expenses for these companies are the responsibility of C$ cMoney, Inc..

Reimbursement of Expenses
11.
The Service Provider will be reimbursed from time to time for all reasonable and necessary expenses incurred by the Service Provider in connection with providing the Services hereunder. The Service Provider will furnish statements and vouchers to the Customer for all such expenses.

Payment Penalties
12.	No late payment penalty will be charged if the Customer does not comply with the rates, amounts or dates of pay provided in this Agreement.

Performance Penalties
13.
If the Service Provider does not perform the Services within the time frame provided by this Agreement, a performance penalty will be charged as follows: The compensation owing under this agreement will be reduced $100 per day on the last day of the following month from the due date of the invoice should the provider not execute the duties assigned by C$ cMoney, Inc. to be completed. The provider may elect to waive such fees and ask for a retainer advance at anytime during the term of the agreement, but in no way will the amount exceed any amounts that are billed per month, but remain unpaid at anytime during the agreement..

Confidentiality
14.
The Service Provider agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any confidential information with respect to the business of the Customer, which the Service Provider has obtained, except as may be necessary or desirable to further the business interests of the Customer. This obligation will survive indefinitely upon termination of this Agreement.

Non-Competition
15.
Other than with the express written consent of the Customer, which will not be unreasonably withheld, the Service Provider will not, during the continuance of this Agreement or until April 8,2058 after the termination of this Agreement, be directly or indirectly involved with a business which is in direct competition with the particular business line of the Customer, divert or attempt to divert from the Customer any business the Customer has enjoyed, solicited, or attempted to solicit, from other individuals or corporations, prior to termination of this Agreement.

Non-Solicitation
16.
Any attempt on the part of the Service Provider to induce to leave the Customer's employ, or any effort by the Service Provider to interfere with the Customer's relationship with its employees or other service providers would be harmful and damaging to the Customer.

17.	The Service Provider agrees that during the term of this Agreement and for a period of 5 years after the termination of the Agreement, the Service Provider will not in any way directly or indirectly:

a.	induce or attempt to induce any employee or other service provider of the Customer to quit employment or retainer with the Customer;

b.	otherwise interfere with or disrupt the Customer's relationship with its employees or other service providers;

c.	discuss employment opportunities or provide information about competitive employment to any of the Customer's employees or other service providers; or

d.	solicit, entice, or hire away any employee or other service provider of the Customer.

Ownership of Materials
18.
All materials developed, produced, or in the process of being so under this Agreement, will be the property of the Customer. The use of the mentioned materials by the Customer will not be restricted in any manner.

19.	The Service Provider may retain use of the said materials and will not be responsible for damages resulting from their use for work other than services contracted for in this Agreement.

Return of Property
20.
Upon the expiry or termination of this Agreement, the Service Provider will return to the Customer any property, documentation, records, or confidential information which is the property of the Customer.

Assignment
21.	The Service Provider will not voluntarily or by operation of law assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Customer.

Capacity/Independent Contractor
22.
It is expressly agreed that the Service Provider is acting as an independent contractor and not as an employee in providing the Services under this Agreement. The Service Provider and the Customer acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service.

Modification of Agreement
23.
Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Notice
24.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the parties of this Agreement as follows:

a.	C$ cMoney, Inc.

P. O. Box 572335, Houston, Texas, 77257

Fax Number: 866-470-3823

Email: jpharris@cmoney.com

b.	Global 1 Enterprises, Inc.

18914 Callepine Lane, Tomball, Texas, 77377

Fax Number: 713-583-9795

Email: dpharris@global1enterprises.com

or to such other address as to which any Party may from time to time notify the other.

Costs and Legal Expenses
25.
In the event that legal action is brought to enforce or interpret any term of this Agreement, the prevailing party will be entitled to recover, in addition to any other damages or award, all reasonable legal costs and fees associated with the action.

Time of the Essence
26.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

Entire Agreement
27.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

Limitation of Liability
28.
It is understood and agreed that the Service Provider will have no liability to the Customer or any other party for any loss or damage (whether direct, indirect, or consequential) which may arise from the provision of the Services.

Indemnification
29.
The Service Provider will indemnify and hold the Customer harmless from any claims against the Customer by any other party, arising directly or indirectly out of the provision of the Services by the Service Provider.

Enurement
30.	This Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

Currency
31.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in United States dollars.

Titles/Headings
32.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement.

Gender
33.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Governing Law
34.
It is the intention of the parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of Texas, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Dispute Resolution
35.	In the event a dispute arises out of or in connection with this Agreement the parties will attempt to resolve the dispute through friendly consultation.

36.
If the dispute is not resolved within a reasonable period then any or all outstanding issues may be submitted to mediation in accordance with any statutory rules of mediation. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the State of Texas. The arbitrator's award will be final, and judgment may be entered upon it by any court having jurisdiction within the State of Texas.

Severability
37.
In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Waiver
38.
The waiver by either party of a breach, default, delay or omission of any of the provisions of this Agreement by the other party will not be construed as a waiver of any subsequent breach of the same or other provisions.

Additional Provisions
39.	Any provision of this agreement may be amended at anytime by a mutual written agreement of all parties.

40.
This agreement shall be governed always under the laws of the State of Delaware as it relates to customer, C$ cMoney, Inc. and should the customer merge with another company from another state, this document survive that merger and will continue to be in full force and effect until the termination. The customer and provider may agree at anytime to terminate the agreement.

41.	IN WITNESS WHEREOF the parties have duly executed this Service Agreement this 8th day of April, 2009.

42.

SIGNED, SEALED AND DELIVERED

in the presence of

__________________________ Witness	Global 1 Enterprises, Inc. By: __________________________ (Corp seal)
__________________________ Witness	C$ cMoney, Inc. By: __________________________ (Corp seal)